SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material Pursuant to § 240.14a-12

The Wet Seal, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Fund, L.P.
Clinton Spotlight Master Fund, L.P.
Clinton Magnolia Master Fund, Ltd.
Clinton Retail Opportunity Partnership, L.P.
Clinton Special Opportunities Master Fund, Ltd.
Clinton Group, Inc.
George E. Hall
Raphael Benaroya
Dorrit M. Bern
Lynda J. Davey
Mindy C. Meads
John S. Mills

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Clinton Spotlight Fund, L.P.
c/o Clinton Group, Inc.
9 West 57th Street
New York, New York  10019

September 19, 2012

Board of Directors
The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, CA 92610

RE:	Unsatisfactory Settlement Terms

Gentlemen:

I write on behalf of Clinton Spotlight Fund, L.P. and its affiliates (“Clinton"), which are the owners of 6.9% of the common stock of The Wet Seal, Inc. ("Wet Seal" or the "Company"). As you know, Clinton is seeking the consent of its fellow Wet Seal stockholders to remove four of the five directors and to replace them, and fill the one vacant board seat, with independent professionals.

We have received your correspondence, dated September 18, 2012, in which you propose a “settlement” of our consent solicitation on the basis that the Board be expanded to at least nine seats, to be filled by the five incumbent directors, two additional directors whom you select and two of our proposed directors. (Presumably, when a new Chief Executive Officer is named, the Board would be further expanded to ten members.)

While we are amenable to a fair resolution of our differences, we do not believe that your offer represents such a fair resolution. Indeed, your settlement proposal seems engineered to earn you kudos for trying from stockholders or proxy advisory firms, but is clearly not designed to be attractive to us or our fellow stockholders.

First, your proposal allows every member of the current Board to remain in place, unaccountable for the years of Company under-performance and financial and strategic missteps. We believe in accountability, as do our fellow stockholders. Certainly, leaving the existing Board in control of the Company’s affairs is not, in our view, in the interest of stockholders or the Company. Among other things, we do not believe a talented Chief Executive Officer will work for a Board controlled by the current directors. For any settlement to be attractive, incumbent members of the Board need to resign.

Second, your proposal presumably allows the current directors to retain their compensation arrangements, including the egregious “supplemental” compensation the directors recently awarded themselves. That “supplemental” compensation needs to be returned to the Company for any settlement to be acceptable to us.

Third, the proposal leaves in place the hastily adopted poison pill, with its low, 10% threshold.  Poison pills, in general, result in lower stockholder value. We know of no stockholder who has asked the Board to block a buyer of the stock from being able to purchase stock. With such an unusually low triggering threshold, it is obvious that the pill is intended merely to entrench the underperforming Board. It needs to be removed for any settlement to be acceptable to us.

Fourth, your proposal calls for a ten-person Board, which is far too big for a company of this size, in this state of turmoil. We believe the Board will need to act expeditiously to correct years of mistakes and neglect. A ten-person Board is too unwieldy. (Moreover, at the current compensation levels for the Board, a ten-person Board is too big a drain on Company resources.) For a settlement to be acceptable to us, the Board should remain its current size or grow just slightly.

We believe the Company needs a new Board – one in which the majority of the members are the new, independent professionals we have proposed. The Board should consist of professionals with expertise in specialty retailing and merchandising, with some financial and accounting expertise as well. Several of the members of the current Board do not bring any such experience to the table. To suggest they remain on the Board is merely an attempt to duck accountability and face the hard issues of constructing a Board that optimally serves stockholders’ interest.

Gentlemen, it is time to be held accountable. We believe the stockholders will support our proposals and remove four of you shortly. In the alternative, we would be pleased to consider a settlement that recognizes your own responsibility for the past errors and which incorporates a realistic sense of what each of you can contribute to the future success of Wet Seal.

Yours truly,

Gregory P. Taxin
Managing Director

CLINTON GROUP, INC., CLINTON SPOTLIGHT FUND, L.P., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD. AND GEORGE E. HALL (COLLECTIVELY, “CLINTON”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE WET SEAL, INC. IN CONNECTION WITH CLINTON’S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE WET SEAL, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY CLINTON, RAPHAEL BENAROYA, DORRIT M. BERN, LYNDA J. DAVEY, MINDY C. MEADS AND JOHN S. MILLS (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE WET SEAL, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS HAS BEEN INCLUDED IN THE DEFINITIVE CONSENT STATEMENT FILED ON SEPTEMBER 10, 2012 BY CLINTON WITH THE SEC. THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE WET SEAL, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE AT HTTP://WWW.MYPROXYONLINE.COM/WETSEAL OR UPON REQUEST.